Exhibit 99.1

OCI RESOURCES LP

OCI RESOURCES LP ANNOUNCES FIRST QUARTER 2014 FINANCIAL RESULTS

Atlanta, Georgia May 7, 2014 -- OCI Resources LP (NYSE: OCIR) today reported its financial and operating results for the first quarter ended March 31, 2014.

First Quarter 2014 Financial Highlights:

•	Net sales of $116.2 million increased 7.4% over the prior-year first quarter.

•	EBITDA of $28.2 million, increased 15.6% over the prior-year first quarter.

•	Earnings per unit were $0.52.

•	Distributable cash flow was $13.1 million. Distribution coverage ratio was 1.31 for the three months ended March 31, 2014; and 1.27 since completion of our initial public offering ("IPO").

Outlook:

•	We are maintaining our prior outlook for soda ash volumes to increase 2% to 4% over 2013 levels, and international prices to rise 3% to 5% in 2014.

•	We continue to expect 2014 expansion capital expenditures to be in the range of $24 to $30 million.

•	We continue to expect 2014 maintenance capital expenditures to be in the $12 to $15 million range, with planned maintenance outages in the second and third quarters.

Financial Highlights	Three Months Ended March 31,
($ in millions, except per unit amounts)	2014	2013
		(Predecessor)
Soda ash volume sold (millions of short tons)	0.655	0.626
Net sales	$116.2	$108.2
Net income	$21.6	$14.9
Net income attributable to OCIR/Predecessor	$10.3	$4.0
Basic and Diluted Earnings per Unit	$0.52	**
EBITDA (1)	$28.2	$24.4
EBITDA attributable to OCIR/Predecessor (1)	$13.9	$10.5
Distributable cash flow attributable to OCIR(1)	$13.1	**
(1) See non-GAAP reconciliation of EBITDA

** Information is not applicable for the pre-IPO periods.

Kirk Milling, CEO, commented “We’re off to a great start in 2014, as our Wyoming facility had its best first quarter operating performance in the site’s history.  Increased production volumes, better ore to ash ratio, and international pricing improvements led to a 15.6% EBITDA improvement."

"As we move into the second quarter, our volumes will be lower than first quarter levels due to a planned maintenance outage during May. The volume impact from this outage is built into our prior guidance, which we still maintain will be up 2-4% versus 2013. Even with the outage, we anticipate our 1st half production levels will remain on a record setting pace."

FIRST QUARTER 2014 FINANCIAL AND OPERATING RESULTS

OCI Resources LP completed its IPO on September 18, 2013. Reported results of operations for the three months ended March 31, 2014 are the results of the Partnership and its subsidiary, however, the three months ended March 31, 2013, are the results of the Partnership's predecessor, OCI Wyoming Holding Co. and its subsidiary (the "Predecessor"). Unless otherwise noted, financial information for the Predecessor and the Partnership is presented before non-controlling interest and all significant intercompany balances have been eliminated in consolidation.

Net sales were $116.2 million in the first quarter 2014, compared to $108.2 million in the prior-year first quarter, an increase of 7.4% over the comparable period. Domestic sales for the three months ended March 31, 2014 totaled $48.6 million, while international sales totaled $67.6 million for the same period. In the three months ended March 31, 2013, domestic sales were $50.9 million, and international sales were $57.3 million. International sales volume, including non-ANSAC sales, increased by 8.7% over the prior-year first quarter and average sales price per ton increased 8.5%. Domestic sales in the three months ended March 31, 2014 were lower than the corresponding 2013 quarter as volumes were down 3.1% coupled with a decrease of 1.4% in average sales price over the same period.

Sales volume in short tons was 655.2 thousand during the three months ended March 31, 2014 versus 625.7 thousand during the prior-year first quarter. International sales volume for the first quarter 2014 and 2013 were 450.8 thousand and 414.7 thousand short tons, respectively, while domestic sales volume over the same periods were 204.4 thousand and 211.0 thousand short tons, respectively.

Costs of products sold (including freight costs) were $84.0 million in the first quarter 2014, which represents an increase of 3.4% from prior-year first quarter. Cost of products sold during 2014 have increased primarily due to natural gas. Natural gas costs increased $2.8 million over the prior-year first quarter, due to pricing impact of $3.2 million which was partially offset by $0.4 million in cost reduction due to lower usage.

The ore to ash ratio (which includes our deca rehydration recovery process) for the three months ended March 31, 2014 and 2013 was 1.54 and 1.60, respectively.

Selling, general and administrative expenses were $4.2 million in the first quarter of 2014, which represents an increase of 35.5% from prior-year first quarter. Selling, general and administrative expenses during 2014 have increased primarily due to the costs associated with being a public company.

Capital expenditures were $1.4 million and $2.1 million during the three months ended March 31, 2014 and 2013, respectively. Maintenance capital expenditures were $0.6 million during the three months ended March 31, 2014 and $2.1 million during the comparable 2013 first-quarter period, while expansion capital expenditures were $0.8 million during the three months ended March 31, 2014 and $0.0 million during the comparable 2013 first-quarter period.
The Partnership is a limited partnership and generally is not subject to federal or certain state income taxes. The Predecessor was subject to income tax and was included in the consolidated income tax returns of OCI Enterprises. Income taxes were allocated to the Predecessor based on separate-company computations of income or loss. The income tax expense for the period ended March 31, 2013 are those of the Predecessor.
CASH FLOWS AND QUARTERLY CASH DISTRIBUTION

Cash provided from operations was $14.3 million for the three months ended March 31, 2014 compared to $23.4 million in prior-year first quarter. The decrease was driven by an increase in cash used in working capital of $12.7 million during the three months ended March 31, 2014, compared to $2.8 million cash generated during the three months ended March 31, 2013. This was partly offset by an increase of 45.0% in net income to $21.6 million in the three months ended March 31, 2014 compared to $14.9 million in the comparable 2013 first-quarter period.

Our business objective is to generate stable cash flows, allowing us to make quarterly cash distributions to our common and subordinated unitholders and, over time, to increase those quarterly cash distributions.

On April 17, 2014, the Partnership declared its first quarter 2014 cash distribution approved by the board of directors of its general partner. The quarterly cash distribution of $0.5000 per unit is payable on May 15, 2014 to unitholders of record on April 30, 2014.

RELATED COMMUNICATIONS

OCI Resources LP will host a conference call tomorrow, May 8, 2014 at 8:30 a.m. ET. Participants can listen in by dialing 1-866-550-6980 (Domestic) or 1-804-977-2644 (International) and referencing confirmation 31016187. Please log in or dial in at least 10 minutes prior to the start time to ensure a connection. A telephonic replay of the call will be available approximately two hours after the call's completion by calling 1-800-585-8367 or 404-537-3406 and referencing confirmation 31016187, and will remain available for the following six days. This conference call will be webcast live and archived for replay on OCI Resources' website at www.ociresources.com.

FILING OF ANNUAL REPORT ON FORM 10-K
OCI Resources LP filed its Annual Report on Form 10-K for the period ended December 31, 2013 with the Securities and Exchange Commission on March 14, 2014. An electronic copy of the Form 10-K is available on the Partnership’s website at www.ociresources.com as well as on the SEC’s website at www.sec.gov. Interested parties also may receive a hard copy of the Form 10-K (which contains the Partnership’s audited financial statements) free of charge upon request to the secretary of our general partner at our principal executive offices. Our principal executive offices are located at Five Concourse Parkway, Suite 2500, Atlanta, Georgia 30328 and our telephone number is (770) 375-2300.
ABOUT OCI RESOURCES LP

OCI Resources LP, a master limited partnership, operates the trona ore mining and soda ash production business of OCI Wyoming, L.P. ("OCI Wyoming"), one of the largest and lowest cost producers of natural soda ash in the world, serving a global market from its facility in the Green River Basin of Wyoming. The facility has been in operation for more than 50 years.

NATURE OF OPERATIONS

OCI Resources LP owns a controlling interest comprised of 40.98% general partner interest and 10.02% limited partner interest in OCI Wyoming, L.P. ("OCI Wyoming"). Natural Resource Partners LP ("NRP") owns a non-controlling interest consisting of 39.37% general partner interest and 9.63% limited partner interest in OCI Wyoming.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements. Statements other than statements of historical facts included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements contain words such as “possible,” “believe,” “should,” “could,” “would,” “predict,” “plan,” “estimate,” “intend,” “may,” “anticipate,” “will,” “if,” “expect” or similar expressions. Such statements are based only on the Partnership’s current beliefs, expectations and assumptions regarding the future of the Partnership’s business, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the Partnership’s control. The Partnership’s actual results and financial condition may differ materially from those implied or expressed by these forward-looking statements. Consequently, you are cautioned not to place undue reliance on any forward-looking statement because no forward-looking statement can be guaranteed. Factors that could cause the Partnership’s actual results to differ materially from the results contemplated by such forward-looking statements include: changes in general economic conditions, the Partnership's ability to meet its expected quarterly distributions, changes in the Partnership’s relationships with its customers, including American Natural Soda Ash Corporation ("ANSAC"), the demand for soda ash and the opportunities for the Partnership to increase its volume sold, the development of glass and glass making product alternatives, changes in soda ash prices, operating hazards, unplanned maintenance outages at the Partnership’s production facilities, construction costs or capital expenditures exceeding estimated or budgeted costs or expenditures, the effects of government regulation, tax position, and other risks incidental to the mining, processing, and shipment of trona ore and soda ash, as well as the other factors discussed in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2013, and subsequent reports filed with the Securities and Exchange Commission. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. The Partnership undertakes no duty and does not intend to update the forward-looking statements made herein to reflect new information or events or circumstances occurring after this press release. All forward-looking statements speak only as of the date made.

Supplemental Information
OCI RESOURCES LP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended March 31,
($ in millions, except per unit data)	2014	2013
		(Predecessor)

Net sales	$116.2	$108.2
Operating costs and expenses:
Cost of products sold	84.0	81.2
Depreciation and amortization expense	5.4	6.0
Selling, general and administrative expenses	4.2	3.1
Total operating costs and expenses	93.6	90.3
Operating income	22.6	17.9
Other income/(expenses):
Interest expense	(1.2)	(0.4)
Other, net	0.2	0.5
Total other income/(expense), net	(1.0)	0.1
Income before provision for income taxes	21.6	18.0
Provision for income taxes	—	3.1
Net income	$21.6	$14.9
Net income attributable to non-controlling interest	11.3	10.9
Net income attributable to OCI Resources LP/Predecessor	$10.3	$4.0
Other comprehensive (loss)/income:
Interest rate swap	(0.2)	—
Comprehensive income	21.4	14.9
Comprehensive income attributable to non-controlling interest	11.2	10.9
Comprehensive income attributable to OCI Resources LP/Predecessor	$10.2	$4.0

Net income per limited partner unit:
Common - Public and OCI Holdings (basic and diluted)	$0.52	**
Subordinated - OCI Holdings (basic and diluted)	$0.52	**

Limited partner units outstanding:
Weighted average common units outstanding (basic and diluted)	9.8	**
Weighted average subordinated units outstanding (basic and diluted)	9.8	**

Cash distribution declared per unit	0.5000	**

** Information is not applicable for the pre-IPO periods.

OCI RESOURCES LP
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	As of
($ in millions)	March 31, 2014	December 31, 2013

ASSETS
Current assets:
Cash and cash equivalents	$35.4	$46.9
Accounts receivable - net	32.8	34.4
Accounts receivable - ANSAC	63.3	58.1
Due from affiliates - net	31.1	20.4
Inventory	42.3	41.7
Other current assets	0.6	1.2
Total current assets	205.5	202.7
Property, plant and equipment - net	233.9	238.0
Other non-current assets	1.3	1.3
Total assets	$440.7	$442.0
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$9.3	$13.2
Due to affiliates	7.2	2.3
Accrued expenses	25.7	26.4
Total current liabilities	42.2	41.9
Long-term debt	155.0	155.0
Reclamation reserve	3.9	3.8
Total liabilities	201.1	200.7

Equity:
Common unitholders - Public and OCI Holdings (9.8 million units issued and outstanding at March 31, 2014 and December 31, 2013, respectively)	104.0	104.5
Subordinated unitholders - OCI Holdings (9.8 million units issued and outstanding at March 31, 2014 and December 31, 2013, respectively)	36.0	36.6
General partner unitholders - OCI Resource Partners LLC (0.4 million units issued and outstanding at March 31, 2014 and December 31, 2013, respectively)	3.8	3.8
Accumulated other comprehensive loss—interest rate swap	(0.4)	(0.3)
Partners' capital attributable to OCI Resources LP	143.4	144.6
Non-controlling interests	96.2	96.7
Total equity	239.6	241.3
Total liabilities and partners' equity	$440.7	$442.0

OCI RESOURCES LP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
($ in millions)	2014	2013
		(Predecessor)
Cash flows from operating activities:
Net income	$21.6	$14.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5.4	6.0
Deferred income taxes	—	(0.3)
Changes in operating assets and liabilities:
(Increase)/decrease in:
Accounts receivable - net	1.6	(3.9)
Accounts receivable - ANSAC	(5.2)	1.7
Due from affiliates - net	(10.7)	6.1
Inventory	(0.6)	1.7
Other current and other non-current assets	0.7	(1.5)
Increase/(decrease) in:
Accounts payable	(3.9)	(2.7)
Due to affiliates	4.9	5.0
Accrued expenses and other liabilities	0.5	(3.6)
Net cash provided by operating activities	14.3	23.4
Cash flows from investing activities:
Capital expenditures	(2.7)	(2.1)
Net cash used in investing activities	(2.7)	(2.1)
Cash flows from financing activities:
Repayments of long-term debt	—	(1.0)
Distributions to common unitholders	(5.6)	—
Distributions to general partner	(0.2)	—
Distributions to subordinated unitholders	(5.6)	—
Distributions to non-controlling interest	(11.7)	(3.6)
Net cash used in financing activities	(23.1)	(4.6)
Net (decrease)/increase in cash and cash equivalents	(11.5)	16.7
Cash and cash equivalents at beginning of period	46.9	22.7
Cash and cash equivalents at end of period	$35.4	$39.4

Non-GAAP Financial Measures
We report our financial results in accordance with generally accepted accounting principles in the United States or GAAP. We also present the non-GAAP financial measures of:

•	EBITDA;

•	Distributable cash flow; and

•	Distribution coverage ratio.
We define EBITDA as net income (loss) plus net interest expense, income tax, depreciation, depletion and amortization, unrealized derivative gains and losses and certain other expenses that are non-cash charges or that we consider not to be indicative of ongoing operations. Distributable cash flow is defined as EBITDA less net cash paid for interest, maintenance capital expenditures and income taxes. Distributable cash flow will not reflect changes in working capital balances. We define distribution coverage ratio as the ratio of distributable cash flow per outstanding unit (as of the end of the period) to cash distributions payable per outstanding unit with respect to such period.

EBITDA, distributable cash flow and distribution coverage ratio are non-GAAP supplemental financial measures that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•	our operating performance as compared to other publicly traded partnerships in our industry, without regard to historical cost basis or, in the case of EBITDA, financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of capital expenditure projects and the returns on investment of various investment opportunities.
We believe that the presentation of EBITDA, distributable cash flow and distribution coverage ratio provide useful information to investors in assessing our financial condition and results of operations. The GAAP measures most directly comparable to EBITDA and distributable cash flow are net income and net cash provided by operating activities. Our non-GAAP financial measures of EBITDA, distributable cash flow and distribution coverage ratio should not be considered as an alternatives to GAAP net income, operating income, net cash provided by operating activities, or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. EBITDA and distributable cash flow have important limitations as analytical tools because they exclude some, but not all items that affect net income and net cash provided by operating activities. Investors should not consider EBITDA, distributable cash flow and distribution coverage ratio in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Because EBITDA, distributable cash flow and distribution coverage ratio may be defined differently by other companies, including those in our industry, our definition of EBITDA, distributable cash flow and distribution coverage ratio may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

The table below presents a reconciliation of the non-GAAP financial measures of EBITDA and distributable cash flow to the GAAP financial measures of net income and net cash provided by operating activities:

	Three Months Ended March 31,
	2014	2013
($ in millions, except per unit data)		(Predecessor)
Reconciliation of EBITDA and distributable cash flow to net income and net cash provided by operating activities:

Net income	$21.6	$14.9
Add backs:
Depreciation and amortization expense	5.4	6.0
Interest expense, net	1.2	0.4
Taxes	—	3.1
EBITDA	$28.2	$24.4
Less: EBITDA attributable to non-controlling interest	14.3	13.9
EBITDA attributable to OCI Resources LP/Predecessor	$13.9	$10.5
Less: Cash interest expense, net attributable to OCIR	0.5	**
Maintenance capital expenditures attributable to OCIR(1)	0.3	**
Distributable cash flow attributable to OCI Resources LP	$13.1	**
Cash distribution declared per unit	0.5000	**
Total units outstanding	19.950	**
Total distributions to unitholders and general partner	$10.0	**
Distribution Coverage Ratio	1.31	**

Net cash provided by operating activities:	$14.3	$23.4
Add/(less):
Deferred income taxes	—	0.3
Net change in working capital	12.7	(2.8)
Interest expense - net	1.2	0.4
Taxes	—	3.1
EBITDA	28.2	24.4
Less: EBITDA attributable to non-controlling interest	14.3	13.9
EBITDA attributable to OCI Resources LP/Predecessor	13.9	10.5
Less: Cash interest expense, net attributable to OCIR	0.5	**
Maintenance capital expenditures attributable to OCIR(1)	0.3	**
Distributable cash flow attributable to OCI Resources LP	$13.1	**

(1)  The Partnership may fund expansion-related capital expenditures with borrowings under existing credit facilities such that expansion-related capital expenditures will have no impact on cash on hand or the calculation of cash available for distribution.  In certain instances, the timing of the Partnership’s borrowings and/or its cash management practices will result in a mismatch between the period of the borrowing and the period of the capital expenditure.  In those instances, the Partnership adjusts designated reserves (as provided in the partnership agreement) to take account of the timing difference.  Accordingly, expansion-related capital expenditures have been excluded from the presentation of cash available for distribution.

** Information is not applicable for the pre-IPO periods.

The following table is a rolling schedule of our reconciliation of net income to EBITDA and distributable cash flow since the completion of the IPO:
Rolling Non-GAAP Reconciliation Schedule

	Year ended December 31,	Three months ended March 31,	Total
	2013	2014

($ in millions, except per unit data)

Reconciliation of net income to EBITDA and distributable cash flow:
Net income	$70.6	$21.6	$92.2
Add backs:
Depreciation and amortization expense	23.9	5.4	29.3
Interest expense, net	2.8	1.2	4.0
Taxes	7.1	—	7.1
EBITDA	$104.4	$28.2	$132.6
Less: EBITDA attributable to non-controlling interest	57.3	14.3	71.6
EBITDA attributable to OCI Resources LP/Predecessor	$47.1	$13.9	$61.0
Less: EBITDA attributable to Predecessor through September 17, 2013	29.8	—	$29.8
EBITDA attributable to OCI Resources LP	$17.3	13.9	$31.2
Less: Cash interest expense, net attributable to OCIR	0.6	0.5	$1.1
Maintenance capital expenditures attributable to OCIR(1)	2.7	0.3	$3.0
Distributable cash flow attributable to OCI Resources LP (2)	$14.0	13.1	$27.1
Cash distribution declared per unit	$0.5707	0.5000	1.0707
Total units outstanding	19.950	19.950	19.950
Total distributions to unitholders and general partner	$11.4	10.0	21.4
Distribution Coverage Ratio	1.23	1.31	1.27

(1)  The Partnership may fund expansion-related capital expenditures with borrowings under existing credit facilities such that expansion-related capital expenditures will have no impact on cash on hand or the calculation of cash available for distribution.  In certain instances, the timing of the Partnership’s borrowings and/or its cash management practices will result in a mismatch between the period of the borrowing and the period of the capital expenditure.  In those instances, the Partnership adjusts designated reserves (as provided in the partnership agreement) to take account of the timing difference.  Accordingly, expansion-related capital expenditures have been excluded from the presentation of cash available for distribution.

(2) Distributable cash flow is only calculated subsequent to September 17, 2013.

Contacts:

OCI Resources LP

Investor Relations
Scott Humphrey, Director of Investor Relations
(770) 375-2387
SHumphrey@ocienterprises.com

Media
Amy McCool
(770) 243-9191
AMcCool@ocienterprises.com